STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE
CHESAPEAKE ACQUISTION PROPERTIES

Page

Independent Auditor's Report                                     2
Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties         3
Notes to Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties     4
Supplementary Oil and Gas Disclosures                                 5

Independent Auditor’s Report
To the Board of Directors, Shareholders of Gastar Exploration Ltd. and Stockholders of Gastar Exploration USA, Inc.:
We have audited the accompanying financial statement which comprises the statement of revenues and direct operating expenses of certain oil and gas properties of Chesapeake Energy (the “Chesapeake Acquisition Properties”) for the year ended December 31, 2012.
Management’s Responsibility for the Financial Statement
Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Chesapeake Acquisition Properties for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in the notes to the financial statement and are not intended to be a complete presentation of the Company’s interests in the Chesapeake Acquisition Properties.
/s/BDO USA, LLP
Dallas, Texas
May 10, 2013

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
CHESAPEAKE ACQUISITION PROPERTIES

	(Unaudited) For the Three Months Ended March 31, 2013	For the Year Ended December 31, 2012
	(In thousands)
REVENUES:
Natural gas	$1,190	$4,857
Condensate and oil	1,371	7,725
NGLs	158	701
Total revenues	$2,719	$13,283

DIRECT OPERATING EXPENSES:
Production taxes	$151	$651
Lease operating expenses	885	3,594
Transportation, treating and gathering	38	136
Total direct operating expenses	1,074	4,381

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$1,645	$8,902

See accompanying notes to statement of revenues and direct operating expenses.

CHESAPEAKE ACQUISTION PROPERTIES
NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

(1)	Basis of Presentation

The accompanying financial statement present the revenues and direct operating expenses of the oil and natural gas properties to be acquired pursuant to a Purchase and Sale Agreement dated March 28, 2013 among Chesapeake Exploration, L.L.C. (“Chesapeake”) and Larchmont Resources, L.L.C. and Gastar Exploration, USA, Inc. (“Gastar USA”), a wholly-owned subsidiary of Gastar Exploration Ltd., for the year ended December 31, 2012 (the “Chesapeake Acquisition Properties”). The acquisition of the Chesapeake Acquisition Properties closed on June 7, 2013 for a net cash purchase price of $74.2 million.

The accompanying statement of revenues and direct operating expenses of the Chesapeake Acquisition Properties do not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Gastar USA's management believes historical expenses of this nature incurred by Chesapeake associated with the properties are not indicative of the costs to be incurred by Gastar USA.

Revenues in the accompanying statement of revenues and direct operating expenses are recognized based on the Chesapeake Acquisition Properties' share of any given period's production volumes and revenues received for the period. The direct operating expenses are recognized based on the Chesapeake Acquisition Properties' share of direct costs including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead. The historical financial statement of revenues and direct operating expenses for the Chesapeake Acquisition Properties do not include revenues and direct operating expenses attributable to certain small interests related to the Other Entities controlled by the former chief executive officer of Chesapeake as such were deemed immaterial.

Historical financial information reflecting financial position, results of operations, and cash flows of the Chesapeake Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by Chesapeake. Other assets acquired and liabilities assumed were not material. In addition, the Chesapeake Acquisition Properties were a part of a larger enterprise prior to the acquisition by Gastar USA, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the Chesapeake Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the Chesapeake Acquisition Properties. Accordingly, the historical statement of revenues and direct operating expenses of the Chesapeake Acquisition Properties are not indicative of the financial conditions or results of operations going forward. The historical statement of revenues and direct operating expenses of Chesapeake's interest in the Chesapeake Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for businesses acquired.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Business Combination

Pursuant to the Purchase Agreement, Gastar USA will acquire approximately 157,000 net acres of Oklahoma oil and gas leasehold interests from Chesapeake, including production from interests in 176 producing wells located in Oklahoma, for a cash purchase price of approximately $74.2 million, subject to customary adjustments.

(3)	Subsequent Events

In accordance with Accounting Standards Codification 865, Gastar USA has evaluated subsequent events through May 10, 2013, the date of the accompanying statement of revenue and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statement of revenue and direct operating expenses.

(4)	Supplemental Financial Information for Natural Gas and Oil Producing Activities (Unaudited)

The following reserve estimates have been prepared by Gastar USA's independent reservoir engineering firm, Wright & Company, Inc. (“Wright”), as of December 31, 2012. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month unweighted arithmetic average of the first-day-of-the-month prices as of December 31, 2012 with appropriate adjustments by property for location, quality, gathering and marketing adjustments.

(a) Reserve Quantity Information

Proved reserves are estimated quantities of natural gas, crude oil and NGLs which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Below are the net quantities of total proved reserves and proved developed reserves of the Chesapeake Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Natural Gas (MMcf) (1)	NGLs (MBbl) (2)	Condensate and Oil (MBbl) (2)	MMcfe (1) Equivalents

Change in Proved Reserves
Proved reserves as of December 31, 2011 (3)	12,836	288	453	17,282
Extensions and discoveries	598	41	114	1,528
Revisions of previous estimates	(986)	(3)	(25)	(1,156)
Production	(1,474)	(22)	(85)	(2,120)
Proved reserves as of December 31, 2012	10,974	304	457	15,534

	Natural Gas (MMcf) (1)	NGLs (MBbl) (2)	Condensate and Oil (MBbl) (2)	MMcfe (1) Equivalents

Proved Developed and Undeveloped Reserves
December 31, 2012
Proved developed reserves	10,974	304	457	15,534
Proved undeveloped reserves	—	—	—	—
Total	10,974	304	457	15,534

_________________________

(1)	Million cubic feet or million cubic feet equivalent, as applicable

(2)	Thousand barrels

(3)
Reserve studies were not prepared for the Chesapeake Acquisition properties as of December 31, 2011. The reserve estimates for December 31, 2011 were derived based on the reserve estimates prepared by Wright as of December 31, 2012 and computing such December 31, 2012 estimates backwards to account for production, extensions and discoveries and revisions of previous estimates to estimate reserve quantities as of December 31, 2011.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves
The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the Chesapeake Acquisition Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month unweighted first-day-of-the-month average prices as of December 31, 2012 for natural gas, NGLs and condensate and oil, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure relating to proved natural gas, NGLs and condensate and oil reserves are presented below:

December 31, 2012
(In thousands)

Future cash inflows	$83,600
Future production costs	(39,123)
Future development costs	(3,397)
Future net cash flows	41,080
10% annual discount for estimated timing of cash flows	(17,507)
Standardized measure of discounted future cash flows	$23,573

For the year ended December 31, 2012 future cash inflows were computed using the 12-month unweighted arithmetic average of the first-day-of-the-month prices for natural gas, NGLs and condensate and oil, adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials. For the period indicated, the following natural gas, NGLs and condensate and oil prices were used in the calculations:

For the Year Ended December 31, 2012

Natural gas, per MMBtu
Henry Hub	$2.76
Oil, per barrel
WTI spot	$94.71
NGLs, per barrel	$31.06

These prices are held constant in accordance with SEC guidelines for the life of the wells included in the reserve report but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials.

Changes in Standardized Measure of Discounted Future Net Cash Flows
The principal sources of changes in the standardized measure of future net cash flows are as follows:

United States
(In thousands)

December 31, 2011	$31,899
Extensions and discoveries, less related costs	8,611
Sale of natural gas and oil, net of production costs	(8,902)
Revisions of previous quantity estimates	(8,035)
December 31, 2012	$23,573

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.